Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Shire plc:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952, 333-91552, 333 -111579, 333-129961, 333-129960 and 333-111108), Form S-4 (No. 333-55696) and Form S-3 (Nos. 333-72862-01, 333-38662 and 333-39702) of Shire plc of our report dated February 18, 2015, with respect to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Form 8-K of Shire plc dated May 1, 2015.

/s/ KPMG LLP

Short Hills, New Jersey

May 1, 2015